Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                           CROWN AMERICAN REALTY TRUST
               (Exact name of issuer as specified in its charter)

              Maryland                   25-1713733
  (State or other jurisdiction of     (I.R.S. Employer
   incorporation or organization)   Identification No.)

         Pasquerilla Plaza
      Johnstown, Pennsylvania              15901
(Address of Principal Executive Offices) (Zip Code)

                           1993 TRUSTEES' OPTION PLAN
                            (Full title of the plan)

                                  John M. Kriak
              Executive Vice President and Chief Financial Officer
                           Crown American Realty Trust
                                Pasquerilla Plaza
                         Johnstown, Pennsylvania  15901
                     (Name and address of agent for service)

                                 (814) 536-4441
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

 Title of                   Proposed     Proposed
securities      Amount      maximum      maximum       Amount
   to be        to be       offering    aggregate        of
registered    registered   price per     offering    registration
                             share        price          fee

Common          2,000        $17.25      $34,500
Shares of       2,000        $14.74      $29,480
Beneficial      2,000        $13.50      $27,000
Interest,       2,000         $7.88      $15,760
par value       2,000         $7.50      $15,000
$.01 per       20,000         $9.31     $186,200
share          95,000         $9.937*   $944,015*
              125,000                 $1,251,955      $369.33*

*Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for these shares which may be issued under the 1993 Trustees' Option Plan is based on the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange Composite transactions listing for April 29, 1998 as quoted in The Wall Street Journal.

                                     PART II

                             INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

     The following documents filed by the Company with the Securities and Exchange Commission
(File No. 1-12216) are incorporated in this Registration Statement by reference and made a part of this Registration Statement:

          (a)  The Company's latest annual report on Form 10-K filed pursuant to
     Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

          (b) All other reports filed by the Company pursuant to Section 13(a) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to above; and

          (c) The description of the Company's Common Stock set forth in the Company's Form 8-A filed July 27, 1993 and any description of the Common Stock which is contained in a later registration statement filed by the Company pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

     Not applicable.


Item 5.  Interests of Named Experts and Counsel.

     Not applicable.


Item 6.  Indemnification of Directors and Officers.

     Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law") permits a Maryland real estate investment trust to include in its Declaration of Trust and Bylaws a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or
(b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Second Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust") contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

        The Declaration of Trust requires it, to the maximum extent permitted by Maryland law, to indemnify (a) any Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former Trustee or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Bylaws also (i) permit the Company to provide indemnification and advance of expenses to a present or former Trustee or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law, as amended from time to time ("MGCL") for directors of Maryland corporations and permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as its permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Company maintains trustee and officer liability insurance covering its trustees and officers with respect to certain liabilities which they may incur in connection with their serving as such.

     The Company has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

 Item 8.  Exhibits.

     Exhibit
       No.

      4.1  Second Amended and Restated Declaration of Trust.*

      4.2  Bylaws of the Company.*

      5.1 Opinion of Reed Smith Shaw & McClay LLP as to the legality of the Common Shares, filed herewith.

      23.1 Consent of Reed Smith Shaw & McClay LLP (included in Exhibit 5.1 filed herewith).

      23.2 Consent of Arthur Andersen LLP, filed herewith.

      24.1 Power of Attorney, contained on the signature page to this Registration Statement.


* Incorporated herein by reference to the Company's Registration Statement on Form S-11 effective as of August 9, 1993.

Item 9.  Undertakings.

     (a)  Rule 415 offering.

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)     To include any prospectus required by
               section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings incorporating subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johnstown, Pennsylvania, on the 29 day of April, 1998.

                              CROWN AMERICAN REALTY TRUST

                              By /s/ Frank J. Pasquerilla
                               Frank J. Pasquerilla, Chairman of the Board of Trustees and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Kriak his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29 day of April, 1998.

             Name                             Title


/s/ Frank J. Pasquerilla         Chairman of the Board of
Frank J. Pasquerilla             Trustees and Chief Executive
                                 Officer (Principal Executive
                                 Officer)



/s/ Mark Pasquerilla             President and Trustee
Mark Pasquerilla



/s/ John M. Kriak                Executive Vice President, Chief
John M. Kriak                    Financial Officer (Principal
                                 Financial Officer) and Trustee



/s/ Terry L. Stevens             Senior Vice President - Finance
Terry L. Stevens                 and Chief Accounting Officer
                                 (Principal Accounting Officer)



/s/ Clifford A. Barton           Trustee
Clifford A. Barton



/s/ Donald F. Mazziotti          Trustee
Donald F. Mazziotti



                                 Trustee
Margaret T. Monaco



/s/ Zachary L. Solomon           Trustee
Zachary L. Solomon


                           CROWN AMERICAN REALTY TRUST

                           1993 Trustees' Option Plan





                             REGISTRATION STATEMENT
                                   ON FORM S-8

                           Exhibit Index

 Exhibit No.                 Document                   Sequential
                                                           Page

     4.1       Second Amended and Restated                   *
               Declaration of Trust.

     4.2       Bylaws of the Company.                        *

     5.1       Opinion of Reed Smith Shaw & McClay
               LLP as to the legality of the Common
               Shares, filed herewith.

    23.1       Consent of Reed Smith Shaw & McClay
               LLP (included in Exhibit 5.1 filed
               herewith).

    23.2       Consent of Arthur Andersen LLP, filed
               herewith.

    24.1       Power of Attorney, contained on the           5
               signature page to this Registration
               Statement.


* Incorporated herein by reference to the Company's Registration Statement on Form S-11 effective as of August 9, 1993.

EXHIBIT 5.1

                               April 29, 1998


Crown American Realty Trust
Pasquerilla Plaza
Johnstown, Pennsylvania  15901

Ladies and Gentlemen:

          We have acted as counsel to Crown American Realty Trust (the "Company") in connection with the Registration Statement (the "Registration Statement") relating to up to 125,000 Common Shares, par value $.01 per share, of the Company (the "Common Shares") which may be issued or delivered to non-employee trustees of the Company under the Company's 1993 Trustees' Option Plan, as amended and restated (the "Plan"). In rendering our opinion below, we have assumed that any Common Shares which have been reacquired and are then delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

          In connection with this opinion, we have examined, among other things:

          (1) the Second Amended and Restated Declaration of Trust of the Company, as amended to date;

          (2)  the Bylaws of the Company;

          (3) written consent by the Board of Trustees of the Company dated as of December 30, 1997 adopting the Plan;

          (4) resolutions adopted by the Board of Trustees of the Company on February 25, 1998 approving the filing of the Registration Statement; and

          (5)  the Plan, as currently in effect.

          Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

          (a) The Company has been duly organized and is a validly existing real estate investment trust under the laws of the State of Maryland; and

          (b) The Common Shares being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".

                                  Yours truly,

                                  /s/ Reed Smith Shaw & McClay LLP


PDG, Jr./DLD/DLM


EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 25, 1998 included in Crown American Realty Trust's Form 10-K for the year ended
December 31, 1997, and to all references to our Firm included in this registration statement.



                                          /s/ Arthur Andersen LLP
                                              ARTHUR ANDERSEN LLP

Pittsburgh, PA
April 29, 1998